Officially Enters High Performance Brake Fluid Market

                    MSEP SIGNS EXCLUSIVE AGREEMENT FOR GS610

SCOTTSDALE, Ariz.--(BUSINESS WIRE)--August 12, 2005--MotorSports Emporium, Inc. (OTCBB: MSEP) a fast track motor sports company specializing in die cast collectable cars, automotive and racing art, original equipment racing memorabilia and product licensing announced today the signing of an exclusive Licensing and Consulting Agreement for GS610 high performance brake fluid with Michael G. Wachholz, consulting expert and creator of Prospeed GS610 Maximum Performance Brake Fluid.

David Keaveney, President and CEO of MotorSports Emporium comments, "This is a very momentous occasion for MSEP as, we are now officially in the high performance brake fluid business! We have spent several months determining the viability of the brake fluid industry and assessing the existing distribution network. Needless to say we have validated its many positive claims and it became evident GS610 was the only brake fluid of choice. The marketing campaign, to be headed by Michael G. Wachholz, is going to be a very aggressive and direct marketing program with very encouraging sale projections. Under the terms of our Agreement, MSEP has the exclusive rights to market, advertise, design and sell high performance brake fluid under the brand name Prospeed GS610. Though we will continue to focus on ScaleCars, DriversDigs and PitStop Studios, the higher potential revenue projections of GS610 will be the driving force for larger transactions and future earnings growth for the company."

Michael G. Wachholz comments, "Brake fluid is the last consumable in the functional fluid category (as defined by the AAIA) of which there has been no new developments offered in over three decades and for which no one has attempted to market as a premium product with a commensurate 'premium' price point. Prospeed GS610 Maximum Performance Brake Fluid exceeds the performance of all brake fluids currently on the market and sets a new price point and profit margin for both distributors and retailers. The product also has a unique marketing angle; it's the Official Brake Fluid for the American Le Mans Series and the Speed World Challenge, with expectations to expand into other race venues and several other markets in the near future."

Keaveney continued, "It's important for MSEP to focus on a product line that can contribute almost immediately to our company's bottom line earning growth. As I have stated before; Prospeed GS610 Maximum Performance Brake Fluid is a unique turn-key solution that could deliver the desired results of increased value to our shareholders".

Wachholz continued, "MSEP with Prospeed GS610 will work exclusively, nationally and internationally, to penetrate the lucrative motor sports and auto enthusiast market. Our collective relationships and contacts offer many new opportunities to leverage. The market penetration and growth potential are impressive given MSEP's driver relationships and the product's successful track record of use in winning race cars. We plan to establish Prospeed GS610 as the premier high performance brake fluid in the automotive industry."

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Keaveney concludes, "Prospeed GS610 has already made a name for it self in the high performance market, commanding a premium price and performance status. With the "hard core" racing enthusiasts market being 2-3 million potential customers, with an additional auto enthusiasts market greater than 72 million in the U.S.A. alone (according to SEMA - Specialty Equipment Manufacturers Association- 2002) Prospeed GS610 has a great potential to grab market share with a typical retail customer spending between $40-$80 annually for a complete flush/refill. Our goal is to develop the infrastructure and distribution network to ramp up the previous successful sale efforts to a much higher level commensurate with our revenue forecasts."

About MotorSports Emporium, Inc.

MotorSports Emporium Inc. is a fast-track company in the motor sports industry targeting enthusiasts who participate in die cast collectible cars, automobile restoration, high-performance accessories, motor sports-related collectibles, automotive and racing art, driver's apparel, race venues and product licensing. For more information visit www.motorsportsemporium.com. For product visit www.scalecars.com, www.driversdigs.com, and www.pitstopstudios.com and www.gs610.com.

About Prospeed GS610 Maximum Performance Brake Fluid

As the newest and highest performance brake fluid available, GS610's 610 degrees F (321 degrees C) boiling point exceeds the dry boiling point of all competitors. Prospeed GS610 was specifically designed to address the extreme environment of racing, sports car and all other driving environments where high temperature stability and consistent maximum performance are required. Prospeed GS610 Maximum Performance Brake Fluid is a DOT 4 brake fluid which meets or exceeds all requirements of FMVSS 116 and SAE J1704. Unlike many other racing brake fluids it is miscible with all DOT 3, DOT 4 and DOT 5.1 brake fluids. Prospeed GS610 Maximum Performance Brake Fluid is sold by select retailers nationwide. For more information and a list of current retailers, please visit www.GS610.com

This news release may include forward-looking statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

Contact:
     MotorSports Emporium Inc.
     David Keaveney, 480-596-4002
     info@motorsportsemporium.com

Source: MotorSports Emporium Inc.